SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com

News Release

FOR FURTHER INFORMATION CONTACT:

Julia Boguslawski	Mark L. Yoseloff, Ph.D., Chairman & CEO
Investor Relations	Coreen Sawdon, CAO & Acting CFO
ph: (702) 897-7150	ph: (702) 897-7150
fax: (702) 270-5161	fax: (702) 270-5161

Shuffle Master, Inc. Reports Third Quarter 2008 Results

LAS VEGAS, Nevada, Tuesday, September 9, 2008 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the third quarter ended July 31, 2008.

 “We are pleased with Shuffle Master’s ability to generate solid revenue growth with revenues at $49.5 million, a record for the third quarter, due to continued and increasing product leases and demand for our suite of innovative products,” said Mark L. Yoseloff, Ph.D., Chairman and Chief Executive Officer.

"The quarter's diluted earnings per share were reduced to $0.08 as they were negatively impacted by approximately three cents per share as a result of an impairment write-down related to our investment in Sona Mobile, Inc. ($0.02) and the settlement of a distributor lawsuit ($0.005),” Yoseloff continued.

Third Quarter Financial Summary

♦	Revenue increased by 10% to $49.5 million from the prior year period and 1% from the prior sequential quarter.
♦
Diluted earnings per share (“EPS”) from continuing operations totaled $0.08 as compared to $0.08 for the prior year period and $0.09 for the prior sequential quarter.  Factors that impacted EPS include:

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—	Impairment charges of $1.1 million, or ($0.02), net of tax, related to the Company’s investment in Sona Mobile, Inc.
—	Expense of $0.2 million, or ($0.005), net of tax, related to the settlement of a distributor lawsuit.

♦	Adjusted EBITDA¹ totaled $14.1 million, down slightly from $14.8 million in the prior sequential quarter and up from $12.3 million in the prior year quarter.
♦	Total lease and service revenue was $20.3 million, an all-time Company record, and up 23% from the prior year period
♦
The lease and service to sale revenue mix improved with lease and service revenue accounting for 41% of total revenue as compared to 39% in the prior sequential quarter, and 36% in the prior year period.

♦	Net debt (total debt, less cash and cash equivalents) totaled $127.6 million compared to $212.3 million as of April 30, 2008 and $230.6 million as of October 31, 2007.
♦	Net cash provided by operating activities totaled $16.8 million, a quarterly record, as compared to $15.2 million in the prior sequential quarter and $15.4 million in the prior year period.
♦	Operating expenses were $22.1 million in the third quarter of 2008, or 45% of revenues, compared to $19.8 million, or 44% of revenues, in the prior year period.
♦	Gross margins were 59% as compared to 57% in the third quarter of fiscal 2007.

Third Quarter Highlights

Refinancing:
♦	Sold $86.2 million of equity, including the underwriter’s over-allotment option.
♦	Added a $65.0 million term loan component to the Company’s existing revolving credit facility.
♦	Retired $89.3 million of the Company’s $150 million contingent convertible senior notes at a 2.75% discount to par.
♦	Paid down the Company’s existing revolving credit facility to $6.0 million.

Operating:
♦	Total lease and service revenue for Utility reached a record high of $8.9 million.
♦	Total royalties and service revenue for Proprietary Table Games (“PTG”) reached a record high of $8.9 million.
♦	Total lease and service revenue for Electronic Table Systems (“ETS”) of $2.4 million exceeded the prior year period by $0.7 million.

Comparative information for each of the Company’s four segments: Utility; Proprietary Table Games; Electronic Table Systems and Electronic Gaming Machines are provided below.

“We’re pleased with the effective execution of our refinancing strategy including the sale of equity, securing a new term loan facility and retirement of a significant portion of our contingent convertible senior notes,” stated Coreen Sawdon, Chief Accounting Officer and Acting Chief Financial Officer.  “As a result, we have significantly de-levered our balance sheet and improved the company's financial flexibility.”

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Utility

The Utility segment includes revenues derived primarily from the Company’s Shufflers, Chippers and Intelligent Shoes.  Revenue from Utility totaled $19.9 million in the third quarter 2008, an increase of 6% from the comparable prior year quarter and a decrease of 9% from the prior sequential quarter.  The decline of $1.9 million in the current quarter as compared to the prior sequential quarter is attributable to a decline in sales revenue.  Utility lease and service revenue of $8.9 million set a Company record and was predominantly due to increased leased units of the Company’s iDeal™, MD2® and DeckMate® shufflers as well as an increase in the Utility average monthly lease price from the prior year period.  The installed base of leased shufflers reached a record high of 5,419 units, an increase of 575 units from the prior year period and 65 units from the prior sequential quarter, and the total shuffler installed base increased to approximately 27,500 units.  Additionally, a year-over-year net increase of 132 units in the Company’s ITS category was predominantly attributable to sales of the iShoe™ and iScore™ products.

Proprietary Table Games

The Proprietary Table Games (“PTG”) segment includes revenue from the license and sale of the Company’s intellectual property protected titles including Premium Games, Side Bets, Progressive add-ons and includes revenues from the acquisition of Progressive Gaming International Corporation’s (“PGIC”) Table Game Division (“TGD”).  Revenue from PTG increased 9% to $9.7 million versus $8.9 million in the same prior year period, and decreased by just under 1% from the prior sequential period.  The year-over-year increase was primarily due to a 28% increase in royalty and lease revenue over the prior year quarter from $7.0 million to a record $8.9 million.  Approximately 92% of all PTG revenue was from royalty and service revenue, compared to 78% and 84% in the prior year period and prior sequential period, respectively.  The increase in royalty revenue was the result of an increase in the average monthly lease price per table game from the prior year period, driven in part by the addition of game bonusing options to our existing tables, and the leased units acquired from PGIC in the fourth quarter of 2007.  Approximately $0.6 million in royalties were related to license fees for the use of several of the Company’s proprietary table game titles on certain legalized internet gaming sites.  The total installed base of table games increased 19% over the prior year quarter to 5,640 units.

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Electronic Table Systems

The Electronic Table Systems (“ETS”) segment includes Table Master™, Rapid Table Games® products, Vegas Star® products, Lightning Poker® and wireless gaming.  Total revenue for the third quarter 2008 grew 2% from the prior year period to $8.0 million, and 20% from the prior sequential quarter.  Substantial lease and service revenue growth of 39% was offset by declining sales volume which fell 16% from the prior year period.  Lease and service revenue was down just under 3% from the prior sequential quarter as a result of some conversions to sales of the Company’s Table Master product under a pre-existing sales option.  The year-over-year increase in lease and service revenue was mainly attributable to a 38% increase of e-Table seats on lease and, to a lesser extent, a slight increase in the average monthly lease price per seat.  The total installed base of seats increased 21% over the prior year quarter to approximately 6,980 seats.

Electronic Gaming Machines

The Electronic Gaming Machines (“EGM”) segment represents the slot machine business which was part of the Stargames acquisition.  For the third quarter 2008, EGM revenue was $11.8 million, up 25% from $9.4 million in the prior year period and an increase of 10% from $10.7 million in the prior sequential quarter.  The significant year-over-year revenue growth is mainly due to a 53% increase in the Company’s average sales price.  This increase is driven primarily by the success of some of the Company’s more popular titles and an increase in the sales of new versus used boxes.

Operating Expenses

Operating expenses for the third quarter 2008 increased 12% over the prior year period and 4% from the prior sequential quarter.  Approximately half of the year-over-year increase in operating expenses is attributable to the weakened U.S. dollar and its impact on expenses at the Company’s foreign subsidiaries as reported in U.S. dollars.  Research and Development (“R&D”) expenses, a component of Operating expenses, increased just slightly by 4% to $4.5 million compared to the prior year period.

Other Expense

Other expense for the third quarter 2008 remained relatively flat at approximately $1.8 million compared to the prior year quarter.  Other expense includes interest income predominately from the Company’s invested cash and capital lease portfolio, interest expense on the senior secured revolving credit facility and convertible debentures as well as gains or losses on foreign currency.  The Company recognized foreign currency losses of $0.4 million for the third quarter 2008 as compared to a loss of $0.2 million in the same prior year period and a $1.2 million loss in the prior sequential quarter.

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Balance Sheet, Cash Flows & Capital Deployment

Cash and cash equivalents totaled $89.2 million as of July 31, 2008, compared to $4.4 million as of October 31, 2007 due to $70.0 million in net proceeds from the Company’s equity offering.  Operating cash flow for the quarter was strong at $16.8 million as compared to $15.4 million in the prior year period. This improvement was due predominantly to focused collection efforts on the Company’s various forms of receivables as well as reductions in inventory balances.  The inventory reductions are attributable to a formal emphasis on inventory management and improved forecasting.  As of July 31, 2008, the Company reduced accounts receivable and inventory by $6.4 million and $7.6 million, respectively, as compared to October 31, 2007.  Capital expenditures decreased by approximately 9%, or $0.5 million, for the third quarter 2008 compared to $5.6 million in the prior year period.  As of July 31, 2008, the Company had $62.2 million outstanding on the senior secured revolving credit facility (“Revolver”) compared to $75.7 million as of October 31, 2007.  Amounts available under the Revolver will be used as needed for working capital, capital expenditures, general corporate purposes and the pay-down for the remaining convertible notes.

Further detail and analysis of the Company’s financial results for the third quarter ended July 31, 2008, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission.

"We have made some notable progress during the third quarter. In three months time we committed to a refinancing solution and successfully executed it thereby strengthening the balance sheet.  We have driven up overall revenue in addition to reporting record lease and service revenue,” Yoseloff concluded.  “With our five point strategic plan well underway, we will now turn our attention to a second phase which revolves around cost control and expense reduction."

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s third quarter earnings results during a conference call on September 9, 2008 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 and requesting Shuffle Master’s Third Quarter 2008 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through October 9, 2008, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 296424.

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About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility Products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include electronic multi-player table game platforms, and Electronic Gaming Machines which include traditional video slot machines for select markets.  The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: we may be unable to repurchase our contingent convertible senior notes; our intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and we must adhere to various regulations and maintain our licenses to continue our operations; the search for and possible transition to a new chief executive officer, and the search for and the transition to a new chief financial officer, could be disruptive to our business or simply unsuccessful; our ability to implement our five-point strategic plan successfully is subject to many factors, some of which are beyond our control; litigation may subject us to significant legal expenses, damages and liability; our products currently in development may not achieve commercial success; we compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases; any disruption in our manufacturing processes or significant increases in manufacturing costs could adversely affect our business; our gaming operations, particularly our Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; we operate in a very competitive business environment; we are dependent on the success of our customers and are subject to industry fluctuations; risks that impact our customers may impact us; certain market risks may affect our business, results of operations and prospects; a downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations; economic, political and other risks associated with our international sales and operations could adversely affect our operating results; changes in gaming regulations or laws; we are exposed to foreign currency risk; we could face considerable business and financial risk in implementing acquisitions; if our products contain defects, our reputation could be harmed and our results of operations adversely affected; we may be unable to adequately comply with public reporting requirements; our continued compliance with our financial covenants in our revolving credit facility is subject to many factors, some of which are beyond our control; the restrictive covenants in the agreement governing our revolving credit facility may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest; our available cash and access to additional capital may be limited by our substantial leverage; and our business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K and registration statement on Form S-1, filed on June 27, 2008, as amended.

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SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenue:
Product leases and royalties	$18,286	$14,839	$52,689	$40,903
Product sales and service	31,163	30,268	83,597	86,098
Other	43	28	106	119
Total revenue	49,492	45,135	136,392	127,120
Costs and expenses:
Cost of leases and royalties	5,640	4,598	16,239	12,165
Cost of sales and service	14,721	14,624	39,986	39,194
Gross profit	29,131	25,913	80,167	75,761
Selling, general and administrative	17,639	15,469	52,651	44,347
Research and development	4,482	4,302	13,641	12,702
Total costs and expenses	42,482	38,993	122,517	108,408

Income from operations	7,010	6,142	13,875	18,712
Other expense	(1,754)	(1,829)	(6,311)	(6,577)
Equity method investment loss	-	(77)	-	(338)
Impairment of investment	(1,053)	-	(1,486)	-
Income from continuing operations before tax	4,203	4,236	6,078	11,797
Income tax provision	1,205	1,500	1,834	3,683
Income from continuing operations	2,998	2,736	4,244	8,114
Discontinued operations, net of tax	-	(1)	(1)	86
Net income	$2,998	$2,735	$4,243	$8,200

Basic earnings per share:
Continuing operations	$0.08	$0.08	$0.12	$0.23
Discontinued operations	-	-	-	0.01
Net income	$0.08	$0.08	$0.12	$0.24

Diluted earnings per share:
Continuing operations	$0.08	$0.08	$0.12	$0.23
Discontinued operations	-	-	-	-
Net income	$0.08	$0.08	$0.12	$0.23

Weighted average shares outstanding:
Basic	35,887	34,696	35,113	34,674
Diluted	35,946	35,155	35,201	35,362

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SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands except for share amounts)

	July 31,	October 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$89,244	$4,392
Accounts receivable, net of allowance for bad debts of $244 and $476	28,646	35,045
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $230 and $236	6,783	9,092
Inventories	26,524	34,081
Prepaid income taxes	8,139	4,110
Deferred income taxes	4,981	7,959
Other current assets	7,915	5,286
Total current assets	172,232	99,965
Investment in sales-type leases and notes receivable, net of current portion	2,745	6,124
Products leased and held for lease, net	20,947	15,886
Property and equipment, net	11,067	11,242
Intangible assets, net	83,021	91,343
Goodwill	108,825	105,354
Deferred income taxes	13,750	14,476
Other assets	12,511	15,377
Total assets	$425,098	$359,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,772	$11,548
Accrued liabilities	13,989	15,015
Customer deposits	2,029	2,213
Deferred revenue	6,146	5,489
Current portion of long-term debt and other current liabilities	151,061	3,932
Total current liabilities	184,997	38,197
Long-term debt, net of current portion	66,029	231,339
Other long-term liabilities	2,890	1,359
Deferred income taxes	235	1,238
Total liabilities	254,151	272,133
Commitments and Contingencies
Shareholders' equity:
Preferred stock, no par value; 507 shares authorized; none outstanding Common stock, $0.01 par value; 151,368 shares authorized; 52,895 and 35,198 shares issued and outstanding	529	352
Additional paid-in capital	79,436	6,492
Retained earnings	41,875	38,770
Accumulated other comprehensive income	49,107	42,020
Total shareholders' equity	170,947	87,634
Total liabilities and shareholders' equity	$425,098	$359,767

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SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Cash Flow Data:

Cash provided by operating activities	$16,841	$15,440	$42,201	$30,852

Cash used by investing activities	$(2,185)	$(5,271)	$(9,448)	$(13,148)

Cash provided (used) by financing activities	$65,131	$(935)	$51,678	$(10,154)

Reconciliation of income from continuing operations to Adjusted EBITDA:

Income from continuing operations	$2,998	$2,736	$4,244	$8,114
Other expense	1,754	1,829	6,311	6,577
Share-based compensation	914	1,249	3,260	3,978
Equity method investment loss	-	77	-	338
Impairment of investments	1,053	-	1,486	-
Provision for income taxes	1,205	1,500	1,834	3,683
Depreciation and amortization	6,135	4,943	17,671	14,108

Adjusted EBITDA from continuing operations (1)	$14,059	$12,334	$34,806	$36,798

1.
Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation and amortization, share-based compensation, equity method investment loss and impairment of investments.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

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SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Shufflers installed base (end of period)
Lease units	5,419	4,844	5,419	4,844

Sold units, inception-to-date:
Beginning of period	21,426	19,219	20,396	17,630
Sold during period	656	596	1,897	2,391
Less trade-ins and exchanges	(34)	(87)	(245)	(293)
End of period	22,048	19,728	22,048	19,728
Total installed base (1)	27,467	24,572	27,467	24,572

Chipper installed base (end of period)
Lease units	21	19	21	19

Sold units, inception-to-date
Beginning of period	816	659	721	620
Sold during period	31	27	126	66
End of period	847	686	847	686
Total installed base (1)	868	705	868	705

Proprietary Table Games installed base (end of period)
Royalty units	4,088	3,308	4,088	3,308

Sold units, inception-to-date
Beginning of period	1,526	1,360	1,437	1,233
Sold during period	26	52	115	179
End of period	1,552	1,412	1,552	1,412
Total installed base (1)	5,640	4,720	5,640	4,720

Electronic Table Systems installed base (end of period)
Lease seats	1,403	1,013	1,403	1,013

Sold seats, inception-to-date
Beginning of period	5,332	4,519	5,040	4,142
Sold during period	240	233	532	630
Less trade-ins and exchanges	-	-	-	(20)
End of period	5,572	4,752	5,572	4,752
Total installed base (1)	6,975	5,765	6,975	5,765

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SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Electronic Gaming Machines installed base (end of period)
Lease seats	2	2	2	2

Sold seats, inception-to-date:
Beginning of period	19,817	17,441	18,993	16,279
Sold during period	618	670	1,442	1,832
End of period	20,435	18,111	20,435	18,111
Total installed base (1)	20,437	18,113	20,437	18,113

1.
Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company's casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

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